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                                     EXHIBIT 5

                                 OPINION OF COUNSEL


                                  August 25, 1999



Board of Directors
United Community Financial Corp.
275 Federal Plaza West
Youngstown, Ohio 44503-1203

Gentlemen:

           We have acted as counsel for United Community Financial Corp., an Ohio corporation (the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, without par value (the "Common Shares"), to the United Community Financial Corp. Recognition and Retention Trust for distribution to recipients of awards of shares of the Company pursuant to the United Community Financial Corp. Recognition and Retention Plan and Trust Agreement (the "Plan"), as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 26, 1999 (the "Registration Statement"), for the purpose of registering 1,388,625 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended through the date hereof, (c) the Code of Regulations of the Company, as amended through the date hereof ; (d) the Certificate of the Inspector of Election for the meeting of the shareholders of the Company held on July 12, 1999; (e) the minutes of the meetings of the Board of Directors of the Company dated May 20, and August 19, 1999; and (h) such other representations of the Company and its officers as we have deemed relevant.

           In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

           Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company and payment in full received from the Trust for the Common Shares in the manner provided in the Plan, such Common Shares issued will be validly issued, fully paid and non-assessable.

           This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statements and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

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           We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to us in the Registration Statement.

                                       Very truly yours,



                                       VORYS, SATER, SEYMOUR AND PEASE LLP